                                                                                    Exhibit 10.3

AGREEMENT dated as of August 12, 2005 (the “Agreement”), by and between MILLENNIUM CELL INC., a Delaware corporation (“Millennium Cell”), and DKRW ENERGY LLC, a Delaware limited liability company (“DKRW”).

WHEREAS, Millennium Cell and DKRW are parties to that certain Agreement dated as of July 14, 2004 (the “Previous Agreement”), in connection with the employment of H. David Ramm, one of a number of members of DKRW, by Millennium Cell;

WHEREAS, Section 6.18 of the Second Amended and Restated Operating Agreement of DKRW (the “Operating Agreement”) restricts the managers, members and officers of DKRW from acting as employees of an energy-related business without the consent of the Board of Managers of DKRW (the “DKRW Board”);

WHEREAS, Millennium Cell is an energy-related business which desires to continue to employ Mr. Ramm as its and Chief Executive Officer, and Mr. Ramm desires to accept such employment;

WHEREAS, the DKRW Board has agreed to grant its consent to such continued employment subject to the terms and conditions set forth in this Agreement.

In consideration of the above premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Waiver. DKRW hereby grants its consent to Mr. Ramm’s continued employment by Millennium Cell in accordance with Section 6.18 of the Operating Agreement and to not preclude Mr. Ramm from accepting such employment or from performing his obligations thereunder. The parties agree and acknowledge that, except as set forth in Section 3, the Previous Agreement shall be null and void and of no further force and effect as of the date hereof.

2. Term. The term of this Agreement (the “Term”) shall commence upon the date hereof, and shall end upon any termination or expiration of that certain employment agreement dated as of the date hereof, between Millennium Cell and Mr. Ramm.

3. Compensation. In consideration for the waiver set forth in Section 1, during the Term, Millennium Cell shall pay to DKRW $12,500 per month, payable monthly in advance; provided, that notwithstanding anything in the Previous Agreement to the contrary, the consideration set forth in this Section 3 shall be in effect retroactively commencing upon April 25, 2005, and no other compensation shall be payable by Millennium Cell to DKRW in connection with Mr. Ramm’s employment by Millennium Cell from April 25, 2005, through the date hereof. The parties agree and acknowledge that any amounts already paid by Millennium Cell to DKRW in excess of the amount payable pursuant to the Previous Agreement as amended by this Section 3 may be used as a set off against any amounts payable by Millennium Cell to DKRW under this Agreement.

4. Entire Agreement. This Agreement contains the entire understanding between the parties concerning the subject matter contained in herein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein.

5.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to such State’s conflict of laws doctrines).

6.  Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to Millennium Cell at 1 Industrial Way West, Eatontown, New Jersey [Missing Graphic Reference]07724, Fax: 732-542-4010, Attention: Chairman of the Board, or to such other address as shall be provided in writing to DKRW. Any notice required to be given or delivered to DKRW shall be in writing and addressed to the most recent address of DKRW, as set forth in the books and records of Millennium Cell. All notices shall be deemed effective upon personal delivery against receipt therefor; one day after being sent by Federal Express or similar overnight delivery; or three days after being mailed registered or certified mail, postage prepaid, and properly addressed to the party to be notified.

7. Amendments and Waivers. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or modify the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, compliance by the other party, with any of the other party’s obligations set forth in this Agreement.

8. No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude other or further exercise thereof or of any other right or power. The waiver by any party or parties hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. All rights and remedies existing under this Agreement are cumulative and are not exclusive of any rights or remedies otherwise available.

9. Limited Rights of DKRW and Third Parties. Neither DKRW nor any beneficiary of DKRW shall under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. Except as otherwise provided by law, neither DKRW nor any such beneficiary shall have the power in any manner to anticipate, alienate, assign, charge or encumber any payments contemplated by this Agreement, and all rights and benefits of DKRW or such beneficiary shall be for the sole personal benefit of DKRW or such beneficiary, as the case may be, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against DKRW or such beneficiary.

10. Submission to Jurisdiction. Any and all suits, legal actions or proceedings against any party hereto arising out of this Agreement shall be brought in any United States federal court sitting in the State of New York or any other court of appropriate jurisdiction sitting in the State of New York, as the party bringing such suit may elect in its sole discretion, and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suit, legal action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail. Each party hereto hereby irrevocably waives any objection which it may now hereafter have to the laying of venue of such suit, legal action or proceeding in any such court and hereby further waives any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

12. Construction. Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine or neuter gender. The headings of the Sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.

13. Successors. The rights and obligations of Millennium Cell under this Agreement shall be transferable to any successor thereto. The rights and obligations of DKRW under this Agreement may only be assigned with the prior written consent of Millennium Cell.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first set forth above.

MILLENNIUM CELL INC.

By:      /s/G. Chris Andersen
Name: G. Chris Andersen
Title: Chairman of the Board

DKRW ENERGY LLC

By:
Name:
Title: